                                                                       Exhibit 5

                             DICKINSON WRIGHT PLLC
                       38525 Woodward Avenue, Suite 2000
                         Bloomfield Hills, MI 48304-2970
                           Telephone:  (248) 433-7200
                           Facsimile:  (248) 433-7274
                        http://www.dickinson-wright.com

                                                     June 23, 2000


Visteon Corporation
5500 Auto Club Drive
Dearborn, Michigan 48126

Ladies and Gentlemen:

         We are acting as counsel to Visteon Corporation (the "Company") in connection with the Registration Statement on Form S-3 being filed today by the Company (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers $2,000,000,000 in aggregate principal amount of debt securities of the Company (the "Securities") issuable from time to time under an Indenture dated as of the date hereof between the Company and Bank One Trust Company, N.A., trustee (the "Trustee"), in the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture").

         In our capacity as such counsel, we have examined (i) an unexecuted copy of the Indenture and (ii) copies of the charter and bylaws of the Company, and of certain resolutions adopted by unanimous written consent of the Board of Directors of the Company, all certified by the Secretary of the Company as of the date hereof. We also have examined such other corporate records of the Company and such other documents and certificates of public officials and officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

         Based on the foregoing, and having regard for such legal considerations as we consider relevant, we are of the following opinion:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to execute the Indenture and to issue the Securities.

         2. The Board of Directors of the Company has duly authorized a Securities Pricing Committee of the Board of Directors, empowered, at any time prior to the annual meeting of stockholders of the Company in the year 2001, to take all action necessary to authorize the Company to execute and deliver the Indenture, to fix the terms of one or more issues of the Securities up to a maximum aggregate principal amount at stated maturity of $2,000,000,000 and to authorize the issue and sale of such Securities.

         3. When (a) the said Securities Pricing Committee shall have taken action by appropriate proceedings to authorize the Company to execute and deliver the Indenture, to fix the terms of one or more issues of Securities up to such maximum aggregate principal amount and to authorize the issuance and sale thereof, (b) the registration requirements of the Securities Act and such state and foreign securities laws as may be applicable shall have been complied with, (c) the Indenture shall have been executed and delivered by the Company, shall have been authorized, executed and delivered by the Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended, and (d) Securities with terms so fixed shall have been authenticated under the Indenture and shall have been issued, sold and delivered against payment therefor in accordance with the Indenture and such action of the Securities Pricing Committee, then: (1) the Indenture will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and (2) such Securities will constitute legally issued, fully paid, non-assessable, valid and binding obligations of the Company, entitled to the benefits provided by the Indenture.

         The opinions expressed above are subject to the following limitations and qualifications:

         (a) Enforceability of the rights and remedies set forth in the Indenture and in the Securities is subject, in each case, to the effect of any applicable bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and to the discretionary nature of specific performance, injunctive relief and other equitable remedies, including the appointment of a receiver.

         (b) Enforceability of the Indenture and the Securities is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies under any of the Indenture and the Securities.

         (c) Although certain provisions of the Indenture and the Securities may not be enforceable in whole or in part under the laws of the State of Michigan, the inclusion of such provisions does not affect the validity of either of the Indenture or the Securities taken together and each of the Indenture and the Securities contains adequate provisions for enforcing payment of the obligations evidenced thereby and for the practical realization of the benefits intended to be provided thereby.

         (d) With respect to our opinion regarding valid existence and good standing of the Company in paragraph 1, we have relied without independent investigation upon certificates of the Secretary of State of the State of Delaware dated May 18, June 2 and June 22, 2000.

         We call to your attention that the Indenture is expressly governed, by its terms, by the laws of the State of New York. We do not purport to express any opinion herein concerning any laws other than the internal laws of the State of Michigan, applicable federal laws of the United States of America and the General Corporation Law of the State of Delaware. This opinion letter is limited to the specific issues addressed herein and is predicated solely upon laws and regulations in existence as of the current date and as they currently apply and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter should such matters change by legislative action, judicial decision or otherwise.

         We hereby consent to the use of this opinion letter as Exhibits 5 and
23.2 to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                 Very truly yours,

                                                 DICKINSON WRIGHT PLLC


                                                 By:  /s/ Patrick Daugherty
                                                      ---------------------
                                                          Patrick Daugherty
                                                          Member

PDD:JBW:JKL